CERTIFICATE OF INCORPORATION

OF

SAFETY FIRST HEALTHCARE CORP

A STOCK CORPORATION.

FIRST:The name of the corporation is Safety First Healthcare Corp (the “corporation”)

SECOND:The address of the registered of the corporation is:

Harvard Business Services, Inc.

         16192 Coastal Highway

         Lewes, Delaware 19958 (County of Sussex)

THIRD:The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:The Corporation is to have perpetual existence.

FIFTH:The name and mailing address of the Incorporator are as follows:

Name: Franklin Ogele, Esq.

Mailing Address: One Gateway Center, Suite 2600

Newark, NJ 07102

SIXTHThe Principal Office Mailing Address of the Corporation is as follows:

One Gateway Center, Suite 2600

Newark, New Jersey 07102

SEVENTH:The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares of Common Stock having a par value of $.0001 per share.

EIGHT:Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all shareholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

NINTH :The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

TENTH:No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by the applicable law, (i) for breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or violation of law; (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction for which the director received or derived an improper personal benefit. If the DGCL hereafter is amended to authorize the elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 10 shall apply to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH:The Corporation shall indemnify to the fullest extent permitted under Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

IN WITNESS, WHEREOF, I, the undersigned, for purpose of forming the said corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hands, this May 19, 2020.

/s/_Franklin Ogele__________________

Franklin Ogele

Designated Incorporator